Exhibit 99

UNIFIRST ANNOUNCES FINANCIAL RESULTS

FOR THE FOURTH QUARTER AND FULL YEAR

FISCAL 2010

Wilmington, MA (October 19, 2010) -- UniFirst Corporation (NYSE: UNF) today announced results for the fourth quarter and full year of fiscal 2010, which ended on August 28, 2010.

Revenues for the fourth quarter were $255.0 million, up 5.6% compared to $241.5 million for the same period in the prior year.  Fourth quarter net income was $17.3 million ($0.87 per diluted common share), a 1.6% increase from net income in the fourth quarter of fiscal 2009 of $17.0 million ($0.88 per diluted common share). For the full fiscal year, revenues were $1.026 billion, up 1.2% from $1.013 billion in fiscal 2009.  Net income for the full year was $76.4 million ($3.90 per diluted common share), up 0.7% from $75.9 million ($3.92 per diluted common share) in fiscal 2009.

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “We are pleased with the Company’s overall results for the fourth quarter as well as our full year performance.  The fact that we were able to again achieve record revenues and net income for fiscal 2010 in a very challenging economy is a notable accomplishment and a testament to the hard work and dedication of all of our employees.”

The Company’s core laundry revenues were $227.0 million in the fourth quarter, up 4.3% from those reported in the same period a year ago.  After excluding the positive effect of acquisitions as well as a stronger Canadian dollar, the Company’s core laundry revenues increased 2.2% organically. Core laundry operating income declined to $26.0 million in the fourth quarter from $27.5 million for the same period in the prior year. The operating margin fell to 11.4% in the fourth quarter from 12.6% in the fourth quarter of fiscal 2009. The margin decline primarily relates to a higher cost of revenues, including energy, merchandise and payroll. In addition, higher payroll-related costs, including stock compensation expense, also contributed to the margin decline.

The Company’s Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, continued its strong year, posting revenues of $20.0 million, up 20.5% compared to the fourth quarter of 2009. Operating income for this segment increased to $2.0 million in the fourth quarter of fiscal 2010 from $0.9 million in the fourth quarter of fiscal 2009.

The Company’s increase in fourth quarter net income was helped by exchange rate gains of $0.5 million compared to a $0.1 million gain a year ago. In addition, the effective income tax rate for the quarter was lower than the prior year as a result of reductions in tax contingency reserves. The effective income tax rate for the quarter was 37.1% compared to 38.3% for the fourth quarter of fiscal 2009.

UniFirst continues to generate strong cash flows and maintain a solid balance sheet.  Cash produced by operating activities for the full fiscal year was $134.0 million.  Cash and cash equivalents on hand at year-end was $121.3 million, up from $60.2 million at the end of fiscal 2009.  In addition, the year ended with total debt as a percentage of capital of 20.4%, down from 22.5% at the end of fiscal 2009.

Mr. Croatti continued, “The strong results of our Specialty Garments segment were a large contributing factor to our overall success during fiscal 2010.  In addition, we are also encouraged that our core laundry operations posted organic growth for the first time in six quarters.  Although we believe that a challenging employment environment will be with us for some time, we are confident in our ability to expand our customer base as well as provide the top-notch service necessary to retain our existing customers.”

Conference Call Information
UniFirst will hold a conference call today at 10:00 a.m. (EDT) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation
UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs nearly 10,000 Team Partners who serve more than 225,000 customer locations in 45 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities.  UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements
This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of negative economic conditions on the Company’s customers and such customers’ workforce, the continuing increase in domestic healthcare costs, demand and prices for the Company’s products and services, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission (including the Sarbanes-Oxley Act of 2002), New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 29, 2009 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements.  The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries
Consolidated Statements of Income

	Thirteen weeks ended		Fifty-two weeks ended
	August 28,	August 29,	August 28,	August 29,
(In thousands, except per share data)	2010 (2)	2009 (2)	2010 (2)	2009

Revenues	$254,950	$241,472	$1,025,939	$1,013,416

Operating expenses:
Cost of revenues (1)	155,915	144,997	620,727	609,629
Selling and administrative expenses (1)	54,770	52,210	213,463	211,962
Depreciation and amortization	15,574	15,106	61,477	57,789
Total operating expenses	226,259	212,313	895,667	879,380

Income from operations	28,691	29,159	130,272	134,036

Other expense (income):
Interest expense	2,199	2,172	8,778	9,313
Interest income	(536)	(500)	(2,104)	(1,992)
Exchange rate (gain) loss	(475)	(90)	746	250
	1,188	1,582	7,420	7,571

Income before income taxes	27,503	27,577	122,852	126,465
Provision for income taxes	10,211	10,556	46,444	50,613

Net income	$17,292	$17,021	$76,408	$75,852

Income per share – Basic
Common Stock	$0.92	$0.93	$4.11	$4.14
Class B Common Stock	$0.73	$0.74	$3.29	$3.31

Income per share – Diluted
Common Stock	$0.87	$0.88	$3.90	$3.92

Income allocated to – Basic
Common Stock	$13,536	$13,361	$59,921	$59,526
Class B Common Stock	$3,424	$3,660	$15,875	$16,326

Income allocated to – Diluted
Common Stock	$16,976	$17,021	$75,827	$75,852

Weighted average number of shares outstanding – Basic
Common Stock	14,751	14,408	14,570	14,394
Class B Common Stock	4,663	4,933	4,823	4,935

Weighted average number of shares outstanding – Diluted
Common Stock	19,472	19,415	19,458	19,373

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	August 28, 2010 (1)	August 29, 2009
Assets
Current assets:
Cash and cash equivalents	$121,258	$60,151
Receivables, net	105,247	97,784
Inventories	47,630	43,586
Rental merchandise in service	86,633	73,063
Prepaid and deferred income taxes	14,252	18,215
Prepaid expenses	3,004	2,889

Total current assets	378,024	295,688

Property, plant and equipment:
Land, buildings and leasehold improvements	334,037	325,034
Machinery and equipment	370,088	352,511
Motor vehicles	121,135	113,048

	825,260	790,593
Less - accumulated depreciation	444,061	407,823
	381,199	382,770

Goodwill	271,857	261,171
Customer contracts and other intangible assets, net	59,037	60,054
Other assets	2,178	2,416

	$1,092,295	$1,002,099

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term debt	$81,160	$6,447
Accounts payable	45,931	41,180
Accrued liabilities	83,804	76,885
Accrued income taxes	—	2,437

Total current liabilities	210,895	126,949

Long-term liabilities:
Long-term debt, net of current maturities	100,304	175,568
Accrued liabilities	30,290	27,118
Accrued and deferred income taxes	42,756	45,429

Total long-term liabilities	173,350	248,115

Shareholders' equity:
Common Stock	1,491	1,443
Class B Common Stock	491	493
Capital surplus	25,329	20,137
Retained earnings	678,876	605,262
Accumulated other comprehensive income (loss)	1,863	(300)

Total shareholders' equity	708,050	627,035

	$1,092,295	$1,002,099

(1) Unaudited

UniFirst Corporation and Subsidiaries
Detail of Operating Results

Revenues

	Thirteen weeks ended
	August 28,	August 29,	Dollar	Percent
(In thousands, except percentages)	2010 (1)	2009 (1)	Change	Change

Core Laundry Operations	$226,991	$217,667	$9,324	4.3%
Specialty Garments	20,024	16,620	3,404	20.5
First Aid	7,935	7,185	750	10.5
Consolidated total	$254,950	$241,472	$13,478	5.6%

	Fifty-two weeks ended
	August 28,	August 29,	Dollar	Percent
(In thousands, except percentages)	2010 (1)	2009	Change	Change

Core Laundry Operations	$907,865	$912,661	$(4,796)	-0.5%
Specialty Garments	88,001	72,340	15,661	21.6
First Aid	30,073	28,415	1,658	5.8
Consolidated total	$1,025,939	$1,013,416	$12,523	1.2%

Income from Operations

	Thirteen weeks ended
	August 28,	August 29,	Dollar	Percent
(In thousands, except percentages)	2010 (1)	2009 (1)	Change	Change

Core Laundry Operations	$25,954	$27,462	$(1,508)	-5.5%
Specialty Garments	1,997	949	1,048	110.5
First Aid	740	748	(8)	-1.0
Consolidated total	$28,691	$29,159	$(468)	-1.6%

	Fifty-two weeks ended
	August 28,	August 29,	Dollar	Percent
(In thousands, except percentages)	2010 (1)	2009	Change	Change

Core Laundry Operations	$114,346	$125,393	$(11,047)	-8.8%
Specialty Garments	13,891	7,360	6,531	88.7
First Aid	2,035	1,283	752	58.7
Consolidated total	$130,272	$134,036	$(3,764)	-2.8%

(1) Unaudited

UniFirst Corporation and Subsidiaries
Consolidated Statements of Cash Flows

Year ended (In thousands)	August 28, 2010 (1)	August 29, 2009
Cash flows from operating activities:
Net income	$76,408	$75,852
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	52,107	48,855
Amortization of intangible assets	9,370	8,934
Amortization of deferred financing costs	267	267
Share-based compensation	3,662	1,025
Accretion on environmental contingencies	794	668
Accretion on asset retirement obligations	568	517
Deferred income taxes	705	1,328
Changes in assets and liabilities, net of acquisitions:
Receivables	(6,308)	4,079
Inventories	(4,331)	2,452
Rental merchandise in service	(11,451)	19,334
Prepaid expenses	(99)	(1,174)
Accounts payable	4,748	(13,365)
Accrued liabilities	9,257	7,556
Prepaid and accrued income taxes	(1,724)	2,867
Net cash provided by operating activities	133,973	159,195

Cash flows from investing activities:
Acquisition of businesses	(20,908)	(4,730)
Capital expenditures	(50,015)	(65,323)
Other	(1,794)	304
Net cash used in investing activities	(72,717)	(69,749)

Cash flows from financing activities:
Proceeds from long-term obligations	8,850	140,628
Payments on long-term obligations	(9,113)	(193,761)
Proceeds from exercise of Common Stock options	1,177	689
Payment of cash dividends	(2,777)	(2,754)
Net cash used in financing activities	(1,863)	(55,198)

Effect of exchange rate changes	1,714	248

Net increase in cash and cash equivalents	61,107	34,496
Cash and cash equivalents at beginning of period	60,151	25,655

Cash and cash equivalents at end of period	$121,258	$60,151

(1) Unaudited